Exhibit 99.1

Linda Forry Named Eversource Trustee

HARTFORD, Conn. and BOSTON, Mass. (May 3, 2018) – Eversource Energy today announced the election of Linda Dorcena Forry to its board of trustees, effective May 2, 2018.  Forry is Vice President of Diversity, Inclusion and Community Relations, Northeast Region, at Suffolk Construction, where she is responsible for strengthening its diversity and inclusion program, developing long-term talent, and ensuring compliance with local workforce requirements.

Prior to joining Suffolk Construction, Forry served in the Massachusetts State Senate where she was appointed to leadership as Assistant Majority Whip. She was the first woman and person of color elected to represent the First Suffolk Senate District, which includes Dorchester, Hyde Park, Mattapan and South Boston.

“Linda brings to our board her invaluable experience in public service, community economic development, and her perspective as an advocate for those without a voice,” said Eversource Chairman, President and CEO Jim Judge. “We are deeply honored to have Linda on our team.”

Forry also previously served in the state House of Representatives. As the only Haitian American elected official in Massachusetts at the time, she rallied her colleagues to advocate for immigrant groups across the state.

“I am looking forward to joining the board of Eversource and becoming part of this New England institution,” said Forry. “I am excited to offer my experience and assist the company in advancing its goals of providing excellent service to its customers, empowering its communities, and supporting the region’s future growth.”

Forry holds a Bachelor of Science Degree from Boston College Carroll School of Management earned her Master’s Degree in Public Administration from Harvard Kennedy School of Government. She serves on numerous boards and civic organizations, including the John F. Kennedy Library Advisory Board, the Rappaport Institute for Greater Boston at the Harvard Kennedy School of Government, the Boys and Girls Club of Dorchester, and the Institute for Justice and Democracy in Haiti.

About Eversource:

Eversource (NYSE: ES) transmits and delivers electricity and natural gas and supplies water to approximately 4 million customers in Connecticut, Massachusetts and New Hampshire. Recognized as the top U.S. utility for its energy efficiency programs by the sustainability advocacy organization Ceres, Eversource harnesses the commitment of about 8,000 employees across three states to build a single, united company around the mission of safely delivering reliable energy and water with superior customer service. For more information, please visit our website (www.eversource.com) and follow us on Twitter (@EversourceCorp) and Facebook (facebook.com/EversourceEnergy). For more information on our water services, visit www.aquarionwater.com.

CONTACT:

Caroline Pretyman

617-424-2460

caroline.pretyman@eversource.com